Higher One Holdings, Inc. Reports Third Quarter 2013 Financial Results

•	Revenue up 11.5% year-over-year to $57.1 million
•	OneDisburse total sales of 131,000 SSE
•	Over 220,000 SSE and 21 clients signed from Campus Solutions to OneDisburse from close of acquisition through October
New Haven, CT, November 7, 2013 – Higher One Holdings, Inc. (NYSE: ONE) (“Higher One” or the “Company”) reported third quarter 2013 revenue of $57.1 million, as compared to $51.2 million in the third quarter of 2012. Revenue growth was driven by organic growth in our SmartPay and CASHNet suite of payment products, as well as revenue from our acquisitions of the Campus Labs and Campus Solutions businesses.

“I am pleased with our performance this quarter. We continue to see solid progress in our Payment Transaction and Higher Education Revenue, with good contributions from Campus Solutions and outstanding organic growth in SmartPay. This progress has been offset, however, with a decrease in our core Account Revenue due primarily to previously announced changes to our fee schedule,” said Mark Volchek, Chief Executive Officer. “Impacting our financials this quarter was an accrual for a proposed settlement agreement on the class action lawsuits against the Company. We believe this settlement is in the best interest of the Company and our shareholders and we look forward to a final agreement once all of the appropriate parties have had a chance to approve it.”

After accruing $16.3 million for a proposed settlement on the class action lawsuits against the Company, including estimated legal fees, and costs to administer the settlement, the Company reported a third quarter 2013 GAAP net loss of ($5.5) million, compared to GAAP net income of $7.3 million in third quarter 2012.  GAAP diluted loss per share was ($0.11) in the quarter, as compared to $0.13 of income in the third quarter of 2012.  Non-GAAP adjusted net income, which excludes certain non-recurring or non-cash items, was $6.9 million in the third quarter of 2013, as compared to non-GAAP adjusted net income of $9.3 million in third quarter 2012.  Third quarter 2013 non-GAAP adjusted diluted EPS was $0.14, as compared to $0.16 for the same period a year ago. In the third quarter of 2013, non-GAAP adjusted EBITDA was $14.3 million, as compared to $16.7 million in the same period last year.

Total enrollment at higher education clients that have signed an agreement for the OneDisburse service increased to 4.8 million, an increase of approximately 194,000 from 4.6 million at the end of the third quarter of 2012. A decline in enrollment at existing clients had a negative impact of approximately 137,000 on the enrollment count as of September 30, 2013.  This enrollment change reflects changes from the Fall 2011 to the Fall 2012 enrollment figures, which were released by IPEDS this quarter.  Total enrollment at higher education clients that have signed up for at least one of our OneDisburse, CASHNet, Campus Labs or Campus Solutions modules totals approximately 13 million.

The number of OneAccounts at the end of the third quarter of 2013 was approximately 2.2 million, up 5% from the third quarter of 2012.

Conference Call Information
Higher One will host a conference call at 8:30 a.m. ET today to discuss third quarter results. The dial in phone number is (800) 295-4740 for domestic listeners and (617) 614-3925 for international listeners. The conference ID number is 57513136. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures can be accessed through Higher One’s investor relations website at http://www.ir.higherone.com. In addition, an archive of the webcast will be available for 90 days through the same link.

About Higher One Holdings
Higher One Holdings, Inc. (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates.  We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness.  And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One is a leader in higher education, supporting more than 1,600 schools and 13 million enrolled students.  More information about Higher One can be found at www.ir.higherone.com.

Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Management’s projections and expectations are subject to a number of risks and uncertainties that could cause actual performance to differ materially from that predicted or implied.  Forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words intended to identify information that is not historical in nature.  Forward-looking statements contained herein include, among others, statements concerning bank partners, the regulatory environment, banking fees, litigation, sales, and the expected benefits of acquisitions, and such statements are based on the current beliefs and expectations of Higher One management, as applicable, and are subject to known and unknown risks and uncertainties.  There are a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These statements speak only as of the date they are made, and the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.  The forward-looking statements in this press release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.   For further information regarding the risks associated with Higher One’s business, please refer to Higher One’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K for the most recent fiscal year end, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Use of Non-GAAP Financial Measures
This release includes certain metrics presented on a non-GAAP basis, including non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted EPS.  We believe that these non-GAAP measures, which exclude amortization of intangibles, stock-based compensation, and certain non-recurring or non-cash impacts to our results, all net of taxes, provide useful information regarding normalized trends relating to the company’s financial condition and results of operations.  Reconciliations of these non-GAAP measures to their closest comparable GAAP measure are included in this press release.

Contacts
Investor Relations:	Kevin LeBlanc, 203-776-7776 x4296, kevin.leblanc@higherone.com
Media Relations:	Shoba Lemoine, 203-776-7776 x4503, slemoine@higherone.com

Higher One Holdings, Inc.
Consolidated Income Statement
(In thousands of dollars, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Account revenue	$33,234	$35,660	$102,541	$112,803
Payment transaction revenue	14,615	8,342	27,402	17,843
Higher education institution revenue	9,008	5,946	23,874	14,597
Other revenue	255	1,279	698	2,678
Revenue	57,112	51,227	154,515	147,921
Cost of revenue	24,999	21,838	65,193	60,303
Gross margin	32,113	29,389	89,322	87,618
Operating expenses:
General and administrative	16,404	11,902	43,069	34,205
Product development	2,822	1,380	7,161	3,371
Sales and marketing	4,884	3,182	12,723	8,995
Litigation settlement and related costs	16,320	–	16,320	–
Merger and acquisition related	(326)	1,042	(4,791)	1,042
Total operating expenses	40,104	17,506	74,482	47,613
Income (loss) from operations	(7,991)	11,883	14,840	40,005
Interest income	19	23	58	87
Interest expense	(857)	(185)	(2,252)	(402)
Other income	406	77	561	232
Net income (loss) before income taxes	(8,423)	11,798	13,207	39,922
Income tax expense (benefit)	(2,929)	4,480	5,340	15,164
Net income (loss)	$(5,494)	$7,318	$7,867	$24,758

Net income (loss) available to common stockholders:
Basic	$(5,494)	$7,318	$7,867	$24,758
Diluted	$(5,494)	$7,318	$7,867	$24,758

Weighted average shares outstanding:
Basic	46,907,493	54,511,509	46,630,343	54,837,154
Diluted	48,375,584	57,246,289	48,360,447	57,903,692

Net income (loss) available to common stockholders per common share:
Basic	$(0.12)	$0.13	$0.17	$0.45
Diluted	$(0.11)	$0.13	$0.16	$0.43

Higher One Holdings, Inc.
Consolidated Balance Sheet
(In thousands of dollars, except share and per share amount)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$11,830	$13,031
Investments in marketable securities	247	247
Accounts receivable	10,104	4,860
Income receivable	7,306	7,466
Deferred tax assets	19	37
Prepaid expenses and other current assets	14,139	10,890
Restricted cash	250	2,000
Total current assets	43,895	38,531
Deferred costs	4,188	4,665
Fixed assets, net	52,879	52,686
Intangible assets, net	58,867	38,143
Goodwill	66,548	47,000
Loan receivable related to New Markets Tax Credit financing	7,633	7,633
Other assets	1,066	740
Restricted cash	2,500	1,500
Total assets	$237,576	$190,898

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,122	$3,756
Accrued expenses	31,974	12,526
Contingent consideration, current portion	–	2,230
Deferred tax liabilities	–	356
Deferred revenue	22,014	16,027
Total current liabilities	57,110	34,895
Deferred revenue and other non-current liabilities	2,349	2,517
Loan payable and deferred contribution related to New Markets Tax Credit financing	9,258	9,490
Debt	100,000	80,000
Contingent consideration, non-current portion	–	3,520
Deferred tax liabilities	3,982	2,764
Total liabilities	172,699	133,186
Commitments and contingencies

Stockholders’ equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 58,914,697 shares issued and 47,001,671 shares outstanding at September 30, 2013; 58,045,404 shares issued and 46,660,781 shares outstanding at December 31, 2012	60	59
Additional paid-in capital	179,511	174,218
Treasury stock, 11,913,026 and 11,384,623 shares at September 30, 2013 and December 31, 2012, respectively	(137,899)	(131,903)
Retained earnings	23,205	15,338
Total stockholders’ equity	64,877	57,712
Total liabilities and stockholders’ equity	$237,576	$190,898

Higher One Holdings, Inc.
Consolidated Cash Flow Statement
(In thousands of dollars, except share and per share amounts)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net income	$7,867	$24,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,587	7,336
Amortization of deferred finance costs	332	102
Non-cash fair value adjustment of contingent consideration	(5,750)	310
Stock-based compensation	3,261	3,226
Deferred income taxes	880	(1,755)
Income tax benefit related to exercise of stock options	(796)	(2,796)
Other income	(232)	(233)
Loss on disposal of fixed assets	8	35
Changes in operating assets and liabilities:
Accounts receivable	(4,474)	(2,624)
Income receivable	160	(3,029)
Deferred costs	(920)	(703)
Prepaid expenses and other current assets	51	12,997
Other assets	(337)	(114)
Accounts payable	(634)	799
Accrued expenses	20,363	(3,566)
Deferred revenue	5,819	3,708
Net cash provided by operating activities	36,185	38,451

Cash flows from investing activities
Purchases of available for sale investment securities	–	(11,230)
Proceeds from sales of available for sale investment securities	–	26,728
Purchases of fixed assets, net of changes in payables of ($153) and ($11,799), respectively	(4,563)	(22,499)
Cash paid for business acquisitions	(47,250)	(37,280)
Additions to internal use software	(2,237)	(2,061)
Amounts received from restricted cash	2,000	–
Deposits to restricted cash	(1,250)	(2,615)
Proceeds from development related subsidies	–	330
Net cash used in investing activities	(53,300)	(48,627)

Cash flows from financing activities
Proceeds from line of credit	52,000	30,000
Repayments of line of credit	(32,000)	–
Tax benefit related to exercise of stock options	796	2,796
Proceeds from exercise of stock options	1,114	2,939
Purchases of common stock	(5,996)	(37,600)
Net cash used in (provided by) financing activities	15,914	(1,865)
Net change in cash and cash equivalents	(1,201)	(12,041)
Cash and cash equivalents at beginning of period	13,031	39,085
Cash and cash equivalents at end of period	$11,830	$27,044

Higher One Holdings, Inc.
Unaudited Supplemental Operating Data
(in thousands)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2012	2012	2013	2013	2013

OneDisburse SSE (1)	4,589	4,642	4,709	4,798	4,752
y/y growth	16%	11%	9%	7%	4%

Ending OneAccounts (2)	2,083	2,004	2,161	2,165	2,194
y/y growth	3%	0%	2%	14%	5%

(1)
OneDisburse SSE is defined as the number of students enrolled at institutions that have signed contracts to use the OneDisburse service by the end of a given period as of the date the contract is signed (using the most up-to-date IPEDS data at that point in time)

(2)	Ending OneAccounts is defined as the number of accounts with a non-zero balance at the end of a given period

Higher One Holdings, Inc.
Unaudited Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
	(in thousands)

Net income (loss)	$(5,494)	$7,318	$7,867	$24,758
Interest income	(19)	(23)	(58)	(87)
Interest expense	857	185	2,252	402
Income tax expense	(2,929)	4,480	5,340	15,164
Depreciation and amortization	3,989	2,805	10,587	7,336
EBITDA	(3,596)	14,765	25,988	47,573
Merger and acquisition related	(326)	1,042	(4,791)	1,042
Litigation settlement and bank partner transition	17,326	-	17,326	-
Stock-based compensation expense	935	901	3,261	3,226
Adjusted EBITDA	$14,339	$16,708	$41,784	$51,841

Unaudited Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
	(in thousands)

Net income (loss)	$(5,494)	$7,318	$7,867	$24,758

Merger and acquisition related	(326)	1,042	(4,791)	1,042
Litigation settlement and bank partner transition	17,326	-	17,326	-
Stock-based compensation expense - incentive stock option grants	473	487	1,458	1,490
Stock-based compensation expense - non-qualified stock option grants	462	414	1,803	1,736
Amortization of intangible assets	1,806	863	4,427	2,386
Amortization of deferred finance costs	109	34	332	102
Total pre-tax adjustments	19,850	2,840	20,555	6,756
Tax rate	38.5%	38.2%	38.5%	38.2%
Less: tax adjustment	7,460	899	7,352	2,012
Adjusted net income	$6,896	$9,259	$21,070	$29,502

Diluted weighted average shares outstanding	48,375,584	57,246,289	48,360,447	57,903,692
Net income (loss) per diluted weighted average shares outstanding	$(0.11)	$0.13	$0.16	$0.43
Adjusted net income per diluted weighted average shares outstanding	$0.14	$0.16	$0.44	$0.51